Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER EQUITY REPORTS RECORD

SECOND QUARTER AND YEAR-TO-DATE RESULTS

Dallas, Texas – April 11, 2007 – Energy Transfer Equity, L.P. (NYSE:ETE) today reported net income of $147.4 million and Distributable Cash of $80.3 million for the second quarter ended February 28, 2007. The Partnership raised its cash distribution on its outstanding limited partner interests to $0.356 per limited partner unit ($1.424 annualized). Distributable Cash is a “non-GAAP measure”, as explained below.

The Partnership’s principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”). ETE currently has no other operating activities apart from those conducted by the operating subsidiaries within ETP. ETE’s principal uses of cash are for administrative expenses, debt service and distributions to its general and limited partners.

ETE’s net income increased $123 million for the second quarter ended February 28, 2007 to $147.4 million as compared to $24.4 million for the second quarter ended February 28, 2006. Net income for the six months ended February 28, 2007 was $178.4 million as compared to $64 million for the six months ended February 28, 2006. These increases are due to the increased earnings of ETP and the decrease in minority interest expense. The increased earnings of ETP is primarily as a result of the acquisition of Titan Propane in June 2006 and Transwestern Pipeline in the fall of 2006. The minority interest expense primarily represents partnership interests in ETP that ETE does not own. The decrease in minority interest expense is due to the increase in ETE’s average ownership in ETP’s limited and general partner interests for the second quarter ended February 28, 2007 to approximately 47% as compared to approximately 33% for the second quarter ended February 28, 2006 and the increase in ETE’s income allocation from ETP due to ETE’s current ownership of 100% of the incentive distribution rights of ETP.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership’s Distributable Cash should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash. The Partnership defines Distributable Cash as cash distributions received or expected to be received from ETP in connection with the Partnership’s investments in limited and general partner interests of ETP, net of the Partnership’s expenditures for general and administrative costs and debt service. Distributable Cash is a significant liquidity measure used by the Partnership’s senior management to compare net cash flows generated by the Partnership’s equity investments in ETP to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership’s management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable Cash is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not the Partnership’s investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measures most directly comparable to Distributable Cash are net income and cash flow from operating activities for ETE on a stand-alone basis (“Parent Company”).

The accompanying analysis of Distributable Cash is presented only for the three and six month periods ended February 28, 2007. Prior period information is not comparable or meaningful due to ETE’s initial public offering in February 2006.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value approaching $20 billion.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include intrastate and interstate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from over 400 customer service locations extending from coast to coast.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700

Media Relations:

Vicki Granado

Gittins & Granado

214-361-0400

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	February 28,	August 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90,073	$26,204
Marketable securities	4,026	2,817
Accounts receivable, net of allowance for doubtful accounts	717,957	675,545
Inventories	194,690	387,140
Deposits paid to vendors	32,970	87,806
Exchanges receivable	38,185	23,221
Price risk management assets	18,616	56,851
Prepaid expenses and other	38,507	43,151

Total current assets	1,135,024	1,302,735

PROPERTY, PLANT AND EQUIPMENT, net	5,526,350	3,748,614
GOODWILL	751,992	633,998
INTANGIBLES AND OTHER LONG-TERM ASSETS, net	373,867	238,794

Total assets	$7,787,233	$5,924,141

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$533,493	$603,527
Exchanges payable	38,526	24,722
Customer advances and deposits	47,101	108,836
Accrued and other current liabilities	246,217	206,177
Price risk management liabilities	20,139	36,918
Current maturities of long-term debt	40,587	40,607

Total current liabilities	926,063	1,020,787

LONG-TERM DEBT, less current maturities	4,914,625	3,205,646
DEFERRED INCOME TAXES	204,075	207,877
OTHER NON-CURRENT LIABILITIES	25,557	4,953
MINORITY INTERESTS	1,905,490	1,439,127

COMMITMENTS AND CONTINGENCIES

	7,975,810	5,878,390

PARTNERS’ CAPITAL (DEFICIT):
General Partner	91	(69)
Limited Partners:
Common Unitholders (215,300,501 and 124,360,520 units authorized, issued and outstanding at February 28, 2007 and August 31, 2006, respectively)	(250,817)	(9,586)
Class B Unitholders (2,521,570 units authorized, issued and outstanding	53,715	53,130

	(197,011)	43,475

Accumulated other comprehensive income	8,434	2,276

Total partners’ capital (deficit)	(188,577)	45,751

Total liabilities and partners’ capital (deficit)	$7,787,233	$5,924,141

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit and unit data)

(unaudited)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2007	2006	2007	2006
REVENUES:
Midstream and transportation and storage	$1,492,838	$2,083,303	$2,555,282	$4,291,837
Propane and other	569,642	366,513	895,643	574,599

Total revenues	2,062,480	2,449,816	3,450,925	4,866,436

COSTS AND EXPENSES:
Cost of products sold, midstream and transportation and storage	1,138,709	1,785,053	2,022,692	3,744,422
Cost of products sold, propane and other	347,107	223,778	550,467	355,036
Operating expenses	133,809	99,696	266,190	202,367
Depreciation and amortization	48,415	32,070	85,279	62,037
Selling, general and administrative	42,589	85,506	71,359	110,995

Total costs and expenses	1,710,629	2,226,103	2,995,987	4,474,857

OPERATING INCOME	351,851	223,713	454,938	391,579

OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(65,077)	(39,096)	(133,624)	(78,239)
Loss on extinguishment of debt	—	(5,060)	—	(5,060)
Equity in earnings (losses) of affiliates	(514)	106	4,373	(168)
Gain (loss) on disposal of assets	(3,229)	662	(1,285)	534
Interest and other income, net	1,652	2,432	3,169	3,496

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS	284,683	182,757	327,571	312,142
Income tax expense	2,576	3,289	5,449	24,976

INCOME BEFORE MINORITY INTERESTS	282,107	179,468	322,122	287,166
Minority interests	(134,751)	(155,033)	(143,726)	(223,130)

NET INCOME	147,356	24,435	178,396	64,036

GENERAL PARTNER’S INTEREST IN NET INCOME	467	144	612	392

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.67	$0.18	$0.96	$0.54

BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	217,821,530	131,468,542	186,054,317	118,826,222

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.67	$0.18	$0.95	$0.53

DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	217,821,530	131,468,542	186,054,317	118,826,222

VOLUMES SOLD THROUGH ENERGY TRANSFER PARTNERS, L.P.:	Three Months Ended February 28,		Six Months Ended February 28,
	2007	2006	2007	2006
Midstream
Natural gas MMBtu/d – sold	819,611	1,529,856	900,238	1,528,616
NGLs Bbls/d – sold	15,901	9,537	13,723	9,879
Transportation and storage
Natural gas MMBtu/d – transported	5,030,631	4,231,797	4,918,191	4,349,137
Natural gas MMBtu/d – sold	1,655,278	1,868,486	1,481,724	1,709,049
Interstate transportation
Natural gas MMBtu/d – transported	1,728,056	—	1,728,056	—
Propane operations (in gallons)
Retail propane	253,715	165,758	394,346	254,496
Wholesale	32,428	28,243	55,711	47,844

ENERGY TRANSFER EQUITY, L.P. – PARENT COMPANY

DISTRIBUTABLE CASH

(Dollars in thousands, except per unit)

(unaudited)

The following table presents the calculation and reconciliation of Distributable Cash of the Parent Company with respect to the three and six months ended February 28, 2007:

	Three Months Ended	Six Months Ended
	February 28,	February 28,
	2007	2007
Distributable Cash:
Cash distributions received or expected to be received from Energy Transfer Partners, L.P. associated with:
General partner interest (1):
Standard distribution rights	$3,374	$6,646
Incentive distribution rights	54,345	106,225
Limited partner interest (1):
36,413,840 common units	28,676	56,669
26,086,957 class G units	20,544	40,598

Total cash received or expected to be received from Energy Transfer Partners, L.P. (1)	106,939	210,138
Deduct expenses of the Parent Company on a stand-alone basis:
General and administrative expenses	(3,464)	(5,437)
Interest expense, net of amortization of financing costs	(23,211)	(49,797)

Distributable Cash	$80,264	$154,904

Cash distributions paid or expected to be paid to the partners of Energy Transfer Equity, L.P. (2):

Distribution per limited partner unit as of the end of the period	$0.356	$0.696

Distributions to be paid to public unitholders	$33,791	$64,362
Distributions to be paid to affiliates	45,536	89,024
Distributions to be paid to general partner	246	482

Total cash distributions paid or expected to be paid by Energy Transfer Equity, L.P. to its limited and general partners (2)
	$79,573	$153,868

Reconciliation of Non-GAAP “Distributable Cash” to GAAP “Net Income” and GAAP “Net cash provided by operating activities” for the Parent Company on a stand-alone basis:
Net income	$147,356	$178,396
Adjustments to derive Distributable Cash:
Equity in income of unconsolidated affiliates	(174,790)	(234,769)
Quarterly distribution received or expected to be received from Energy Transfer Partners, L.P. (1)	106,939	210,138
Amortization of financing costs and other non-cash items	759	1,139

Distributable Cash	80,264	154,904
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution received or expected to be received from Energy Transfer Partners, L.P. (1)	(106,939)	(210,138)
Cash distribution actually received from Energy Transfer Partners, L.P. during the period	99,927	149,833

Net effect of changes in operating accounts	1,843	(6,740)

Net cash provided by operating activities for Parent Company on stand-alone basis	$75,095	$87,859

(1) For the three months ended February 28, 2007, cash distributions received or expected to be received from Energy Transfer Partners, L.P. consists of cash distributions in respect of the fiscal quarter ended February 28, 2007 payable on April 13, 2007 to holders of record on April 6, 2007. For the six months ended February 28, 2007, cash distributions received or expected to be received from Energy Transfer Partners, L.P. consist of cash distributions received on January 15, 2007 in respect of the fiscal quarter ended November 30, 2006 as well as the cash distributions in respect of the fiscal quarter ended February 28, 2007 described in the preceding sentence.

(2) For the three months ended February 28, 2007, cash distributions received or expected to be received from Energy Transfer Equity, L.P. consists of cash distributions in respect of the fiscal quarter ended February 28, 2007 payable on April 16, 2007 to holders of record on April 9, 2007. For the six months ended February 28, 2007, cash distributions paid or payable by Energy Transfer Equity, L.P. consist of cash distributions paid on January 19, 2007 in respect of the fiscal quarter ended November 30, 2006 as well as the cash distributions in respect of the fiscal quarter ended February 28, 2007 as described in the preceding sentence.